Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Brian Keogh 425/453-9400

ESTERLINE ENDS YEAR ON HIGH NOTE

Fourth Quarter Net Earnings $20.9 Million, or $.78 per Diluted Share, on $370.7 Million Sales

BELLEVUE, Wash., Dec. 6, 2007 — Esterline Corporation (NYSE/ESL www.esterline.com), a leading specialty manufacturer serving aerospace/defense markets, today reported fourth quarter (ended October 26) net earnings of $20.9 million, or $.78 per diluted share, on sales of $370.7 million. In the same period last year, net earnings were $18.4 million, or $.71 per diluted share, on $270.3 million sales.

Full-year 2007 net earnings were $92.3 million, or $3.52 per diluted share, on sales of $1.27 billion, compared with net earnings of $55.6 million, or $2.15 per diluted share, on $972.3 million sales last year. Fiscal years 2007 and 2006 included insurance recoveries of $37.5 million and $4.9 million, respectively. Excluding the insurance recoveries, full-year operating earnings were up 24% over last year, and net earnings were up 27%.

Robert W. Cremin, Esterline CEO, said the performance “…capped a transformational year for Esterline. The March acquisition of Canada-based CMC Electronics not only helped boost revenues by more than 30% over last year, it was an important move up the value chain for us.” He said that “…adding high technology avionic systems integration capability to our market leading toolkit of component solutions significantly increased the value we bring to our customers.”

Cremin said that as the company has expanded its critical mass organically (nearly 15% in 2007) and through strategic acquisitions like CMC, “…we’ve been able to surge R&D and are now positioned to benefit as these efforts begin to bear fruit.” Cremin said that Esterline’s R&D spending as a percent of sales peaked in 2007 at 5.6%, compared with 5.4% in 2006. Cremin said he expects 2008 R&D expense to be about 5% of sales. He also explained that although CMC’s gross level of R&D spending as recorded under U.S. GAAP will drive the rate higher than Esterline’s historical average of about 4%, “…this difference is substantially offset by R&D tax credits.”

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Page 2 of 4 — Esterline Ends Year on High Note

In mid-October 2007, the company issued 3.45 million shares of common stock. Cremin said that the “…proceeds from the stock offering along with strong cash generation enabled us to pay down a significant portion of our outstanding debt and repositioned Esterline’s balance sheet to pre-CMC ratios.” In 2007, the company generated EBITDA* of $203 million, an increase of 49% from 2006, and cash flow from operations of $122 million. The company closed the year with debt of $476 million, a debt-to-EBITDA coverage ratio of 2.3 times and a debt-to-equity ratio of 42%. Cremin said, “…these metrics provide us with optimal flexibility to take advantage of changes in capital markets.”

Cremin said he anticipates another solid year ahead for Esterline, and provided a 2008 EPS guidance range of $3.00 to $3.20 per share. He said, “…excluding the insurance effect on 2007 EPS, the mid-point of our 2008 guidance is a respectable 23% improvement over last year.” He said the company’s order books are strong and backlog at year-end was $985 million compared with $654 million last year. He pointed to robust industry fundamentals saying, “…whether you’re talking commercial or military aviation, it’s hard to find a platform that Esterline is not on, and our content per aircraft is increasing rapidly.”

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission.

*	EBITDA for fiscal 2007 of $202,937,000 equals operating earnings of $147,977,000 plus depreciation and amortization of $54,960,000. EBITDA is a measurement not calculated in accordance with GAAP. We define EBITDA as operating earnings plus depreciation and amortization (excluding amortization of debt issuance costs). We do not intend EBITDA to represent cash flows from operations or any other items calculated in accordance with GAAP, or as an indicator of Esterline’s operating performance. Our definition of EBITDA may not be comparable with EBITDA as defined by other companies. We believe EBITDA is commonly used by financial analysts and others in the aerospace and defense industries and thus provides useful information to investors. Our management and certain financial creditors use EBITDA as one measure of our leverage capacity and debt servicing ability, and is shown here with respect to Esterline for comparative purposes. EBITDA is not necessarily indicative of amounts that may be available for discretionary uses by us.

EDITOR: See attached Consolidated Statement of Operations and Consolidated Balance Sheet

Page 3 of 4 — Esterline Reports Fourth Quarter Earnings

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Statement of Operations

In thousands, except per share amounts

	Three months ended		Fiscal year ended
	Oct 26, 2007	Oct 27, 2006	Oct 26, 2007	Oct 27, 2006
	(unaudited)	(unaudited)	(unaudited)
Segment Sales
Avionics & Controls	$149,189	$77,514	$454,520	$283,011
Sensors & Systems	101,745	91,938	383,477	333,257
Advanced Materials	119,721	100,821	428,558	356,007

Net Sales	370,655	270,273	1,266,555	972,275

Cost of Sales	253,203	188,372	876,030	671,419

	117,452	81,901	390,525	300,856
Expenses
Selling, general and administrative	61,223	40,415	209,460	159,624
Research, development and engineering	20,946	14,860	70,531	52,612

Total Expenses	82,169	55,275	279,991	212,236

Other
Other (income) expense	—	(45)	24	(490)
Insurance recovery	(153)	(4,104)	(37,467)	(4,890)

Total Other	(153)	(4,149)	(37,443)	(5,380)

Operating Earnings	35,436	30,775	147,977	94,000

Interest income	(1,271)	(392)	(3,381)	(2,642)
Interest expense	10,260	5,409	35,302	21,290
Loss on extinguishment of debt	1,100	—	1,100	2,156

Other Expense, Net	10,089	5,017	33,021	20,804

Income Before Income Taxes	25,347	25,758	114,956	73,196
Income Tax Expense	4,423	7,277	22,519	16,716

Income Before Minority Interest	20,924	18,481	92,437	56,480
Minority Interest	(36)	(112)	(153)	(865)

Net Earnings	$20,888	$18,369	$92,284	$55,615

Earnings Per Share:
Basic	$.79	$.72	$3.57	$2.19
Diluted	$.78	$.71	$3.52	$2.15

Weighted Average Number of Shares Outstanding—Basic	26,484	25,482	25,824	25,413

Weighted Average Number of Shares Outstanding—Diluted	26,940	25,845	26,252	25,818

Page 4 of 4 — Esterline Reports Fourth Quarter Earnings

Consolidated Balance Sheet

In thousands

	Oct 26, 2007	Oct 27, 2006
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$147,069	$42,638
Cash in escrow	—	4,409
Accounts receivable, net	262,087	191,737
Inventories	258,176	185,846
Income tax refundable	11,580	6,231
Deferred income tax benefits	37,830	27,932
Prepaid expenses	13,256	9,545

Total Current Assets	729,998	468,338

Property, Plant and Equipment, Net	217,421	170,442

Other Non-Current Assets
Goodwill	656,865	366,155
Intangibles, net	365,317	241,657
Debt issuance costs, net	9,192	4,469
Deferred income tax benefits	43,670	14,790
Other assets	29,715	24,600

	$2,052,178	$1,290,451

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$90,257	$62,693
Accrued liabilities	186,761	121,419
Credit facilities	8,634	8,075
Current maturities of long-term debt	12,166	5,538
Federal and foreign income taxes	11,247	2,874

Total Current Liabilities	309,065	200,599

Long-Term Liabilities
Long-term debt, net of current maturities	455,002	282,307
Deferred income taxes	123,758	72,349
Other liabilities	39,559	23,629

Commitments and Contingencies	—	—
Minority Interest	2,968	3,578

Shareholders’ Equity	1,121,826	707,989

	$2,052,178	$1,290,451